Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 21, 2021

Registration Statement Nos. 333-231819 and 333-231819-07

*Full Px Details* $1.4+ billion Ford (FORDL) 2021-B (Prime Auto Lease)

Active Joint-Leads : RBC (str), Citigroup, TD

Joint-Leads : BofA, Credit Agricole

Co-Managers : Santander, US Bank, CastleOak, Drexel Hamilton

CLS	AMT($MM)	WAL**	S/F	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD%	CPN	$Px
A-1	182.00	0.25	A-1+/F1+	1-6	03/22	10/22	iLIB	-1	0.11838		100.00000
A-2	514.98	1.06	AAA/AAA	6-18	03/23	04/24	EDSF	+7	0.241	0.24	99.99907
A-3	456.23	1.82	AAA/AAA	18-25	10/23	10/24	EDSF	+9	0.380	0.37	99.98244
A-4	96.79	2.14	AAA/AAA	25-27	12/23	12/24	iSwp	+5	0.408	0.40	99.98372
B	86.79	2.27	AA/AA+	27-28	01/24	01/25	iSwp	+28	0.670	0.66	99.97956
C	66.52	2.42	A+/A+	28-30	03/24	05/26	iSwp	+48	0.906	0.90	99.98975

**WAL to Maturity

Expected Pricing	: *Priced*	Offered Amount	: $1,403,310,000
Expected Settle	: 09/24/21	Registration	: Public/SEC-registered
First Pmt Date	: 10/15/21	ERISA Eligible	: Yes
Expected Ratings	: S&P and Fitch	RR Compliance	: US-Yes, EU-No
Bloomberg Ticker	: FORDL 2021-B	Pricing Speed	: 100% PPC to Maturity
Bill & Deliver	: RBC	Min Denoms	: $1k x $1k

---CUSIPS---
A-1 345329 AA4
A-2 345329 AB2
A-3 345329 AC0
A-4 345329 AD8
B 345329 AE6
C 345329 AF3

- Available Materials -

Preliminary Prospectus and FWP (attached)
Deal Roadshow: https://dealroadshow.com; password “FORDL21B”
Intex CDI file (attached)
Intexnet dealname: “RBCFCAT21B_large”; password “9Y49”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.